Exhibit 10.13

PepsiCo SharePower Stock Option Plan

(as amended and restated, effective August 3, 2001)

1.    Purposes.  The principal purposes of the PepsiCo SharePower Stock Option Plan (the “Plan”) are: (a) to improve individual employee performance by providing long-term incentives and rewards to employees of the Company; (b) to assist the Company in attracting, retaining and motivating employees with experience and ability; and (c) to associate the interests of such employees with those of PepsiCo’s shareholders.

2.    Definitions.  Unless the context clearly indicates otherwise, the following terms, when used in this Plan, shall have the meanings set forth below:

(a)  “Board” means the Board of Directors of PepsiCo, Inc.

(b)  “Change in Control” means the occurrence of any of the following events: (i) acquisition of 20% or more of the outstanding voting securities of PepsiCo, Inc. by another entity or group; excluding, however, the following (A) any acquisition by PepsiCo, Inc., or (B) any acquisition by an employee benefit plan or related trust sponsored or maintained by PepsiCo, Inc.; (ii) during any consecutive two-year period, persons who constitute the Board at the beginning of the period cease to constitute at least 50% of the Board (unless the election of each new Board member was approved by a majority of directors who began the two-year period); (iii) PepsiCo, Inc. shareholders approve a merger or consolidation of PepsiCo, Inc. with another company, and PepsiCo, Inc. is not the surviving company; or, if after such transaction, the other entity owns, directly or indirectly, 50% or more of the outstanding voting securities of PepsiCo, Inc.; (iv) PepsiCo, Inc. shareholders approve a plan of complete liquidation of PepsiCo, Inc. or the sale or disposition of all or substantially all of PepsiCo, Inc.’s assets; or (v) any other event, circumstance, offer or proposal occurs or is made, which is intended to effect a change in the control of PepsiCo, Inc., and which results in the occurrence of one or more of the events set forth in clauses (i) through (iv) of this Section 2(b).

(c)  “Committee” means the Compensation Committee of the Board of Directors of PepsiCo, as appointed from time to time by the Board, consisting of three or more members of the Board who are not eligible to participate in the Plan and who have not, within one year prior to their appointment to the Committee, participated in the Plan.

(d)  “Common Stock” or “Stock” means PepsiCo Common Stock, par value 1-2/3¢ per share.

(e)  “Company” means PepsiCo, Inc., its divisions, direct and indirect subsidiaries and affiliates, and any other corporation or other entity that has adopted a PepsiCo approved SharePower plan authorizing the grant of options to purchase PepsiCo Common Stock on terms and conditions similar to those in the Plan.

(f)  “Fair Market Value” means an amount equal to the average of the high and low sales prices for Common Stock as reported on the composite tape for securities listed on The New

York Stock Exchange, Inc. on the date in question (or, if no sales of Stock were made on said Exchange on such date, on the next preceding day on which sales were made on such Exchange), except that such average price shall be rounded up to the nearest one-fourth.

(g)  “Grant Date” means the date an Option is granted under the Plan. The date of grant of an Option shall be the date as of which the Committee determines that such Option shall become effective.

(h)  “Option” or “Stock Option” means a right granted under the Plan to an Optionee to purchase a share of PepsiCo Common Stock at a fixed price for a specified period of time.

(i)  “Option Exercise Price” means the price at which a share of Common Stock covered by an Option granted hereunder may be purchased.

(j)  “Optionee” means an eligible employee of the Company who has received a Stock Option granted under the Plan.

(k)  “PepsiCo” means PepsiCo, Inc., a North Carolina corporation.

(l)  “Predecessor Entity” means any unrelated entity, which has been acquired by or has been merged with or into the Company before the Grant Date.

(m)  “Related Entity” means any entity as to which the Company directly or indirectly owns 20% or more of the entity’s voting securities, general partnership interests, or other voting or management rights.

(n)  “Retirement” means termination from employment by the Company for reasons other than death after the employee has (1) attained age 55 with ten years of service (or age 65 with five years of service) with the Company; (2) fulfilled the requirements for either an early retirement window or disability retirement pension, as defined under the Company’s retirement program applicable to such employee at the date of termination of employment or under an individual agreement; or (3) in the case of a non-U.S. employee, fulfilled the requirements for early, normal or disability retirement under the Company’s retirement program applicable to such employee at the date of termination of employment.

(o)  “Totally Disabled” shall have the meaning set forth in the Company’s long term disability program applicable to such employee.

(p)  “Years of Continuous Service” means years of continuous service during the period commencing on the eligible employee’s date of hire or rehire with the Company or a Predecessor Entity and ending on December 31 of the year preceding the Grant Date, as determined by the Company in its sole discretion.

3.    Administration.  The Plan shall be administered by the Committee, which shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations,

agreements, guidelines and instruments for the administration of the Plan as the Committee deems necessary or advisable. The Committee’s powers include, but are not limited to (subject to the specific limitations described herein), authority to determine the employees to be granted Options under the Plan, to determine the size and applicable terms and conditions of grants to be made to such employees, to determine the time when Options will be granted and to authorize grants to eligible employees.

The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee concerning any matter arising under or with respect to the Plan or any Options granted hereunder, shall be final, binding and conclusive on all interested parties, including PepsiCo, its shareholders and all former, present and future employees of the Company. The Committee may delegate some or all of its power and authority hereunder to the Chairman and Chief Executive Officer of PepsiCo, such delegation to be subject to such terms and conditions as the Committee in its discretion shall determine. The Committee may as to all questions of accounting rely conclusively upon any determinations made by the independent public accountants of PepsiCo, Inc.

4.    Stock Available for Options.  The shares that may be delivered or purchased under the Plan shall not exceed an aggregate number of shares of Common Stock to be determined from time to time by the Committee, subject to any adjustments which may be made pursuant to Section 11 hereof. Shares of Stock used for purposes of the Plan may be either shares of authorized but unissued Common Stock or treasury shares or both. Stock covered by Options, which have terminated or expired prior to exercise or have been surrendered or canceled shall be available for further option hereunder.

5.    Eligibility.  All those employees of the Company who shall be determined from time to time by the Committee to be eligible, shall participate in the Plan; provided, however, any individual who signs a written agreement pursuant to which he or she waives the right to participate in the Plan (either generally or with respect to certain grants of Options) shall not be eligible to participate in the Plan. The term “employee” as used herein does not include any individual who is not, as of the Grant Date, classified by the Company as an employee on its corporate books and records even if that individual is later reclassified (by the Company, any court or any governmental or regulatory agency) as an employee as of the Grant Date. No employee may be granted Options in the aggregate which, if exercised, would result in that employee receiving more than 10% of the maximum number of shares available for issuance under the Plan.

6.    Terms and Conditions of Options.  Each Option granted hereunder shall be in writing and shall contain such terms and conditions as the Committee may determine, subject to the following:

(a)  Option Exercise Price.  The Option Exercise Price shall be equal to the Fair Market Value of a share of Common Stock on the Grant Date.

(b)  Term and Exercise Dates.  Options granted hereunder shall have a term of no longer than fifteen years from the Grant Date and shall become exercisable in accordance with the terms of their grant. A grant of Options may become exercisable in installments, however, Stock Options must be exercised for full shares of Common Stock. To the extent that Stock Options are not exercised when they become initially exercisable, they shall be carried forward and be exercisable until the expiration of the term of such Stock Options, subject to the provisions of Sections 6(e) and (f) hereof.

(c)  Exercise of Option.  To exercise an Option, the holder thereof shall give notice of his or her exercise to PepsiCo, or its agent, specifying the number of shares of Common Stock to be purchased and identifying the specific Options that are being exercised. From time to time the Committee or PepsiCo may establish procedures relating to effecting such exercises. No fractional shares shall be issued as a result of exercising an Option. An Option is exercisable during an Optionee’s lifetime only by the Optionee; provided, however, that in the event the Optionee is incapacitated and unable to exercise Options, such Options may be exercised by such Optionee’s legal guardian, legal representative, fiduciary or other representative whom the Committee deems appropriate based on applicable facts and circumstances.

(d)  Payment of Option Exercise Price.  The Option Exercise Price for the Options being exercised must be paid in full at time of issuance of the Common Stock. In addition, in order to enable the Company to meet any applicable foreign, federal (including FICA), state and local withholding tax requirements, an Optionee shall also be required to pay the amount of tax to be withheld at the time of exercise. No share of Stock will be delivered to any Optionee until all such amounts have been paid.

(e)  Effect of Termination of Employment, Disability, Retirement, Death or Certain Transfer of Employment.  No Option may be exercised by an Optionee after the termination of his or her employment with the Company, except that:

(i)  if such termination occurs by reason of the Optionee’s death, all Options then held by the Optionee shall become immediately exercisable as of the date of death, shall remain exercisable until they expire in accordance with their terms and may be exercised by such Optionee’s executor (or, if none, his or her legal representative) prior to the date such Options are transferred in accordance with Section 6(g) hereof, and after such date, by the applicable transferee of such Options;

(ii)  if such termination occurs by reason of the Optionee’s becoming Totally Disabled, all Options then held by the Optionee shall continue to become exercisable and shall be able to be exercised by the Optionee in accordance with their terms;

(iii)  if such termination occurs by reason of the Optionee’s Retirement, all Options then held by the Optionee shall become immediately exercisable as of the date of such Retirement and may be exercised by the Optionee until the expiration of such Options in accordance with their terms;

(iv)  if such termination occurs by reason of the Optionee’s transfer to a Related Entity, and such transfer occurs as a result of actions by PepsiCo, all Options shall become immediately exercisable as of the date of such transfer and shall otherwise remain outstanding and be exercisable in accordance with their terms; after the date of such transfer, a termination of employment from the Related Entity shall constitute a termination of employment under the Plan; and

(v)  subject to the foregoing clauses (i) through (iv), if such termination is voluntary by the employee or is by action of the Company (except as described in Section 6(f) hereof), all Options then held by the Optionee which are exercisable at the date of termination shall continue to be exercisable by the Optionee until the earlier of 90 calendar days after such date or the expiration of such Options in accordance with their terms. Unless the Committee shall determine otherwise, all Options which are not exercisable at such date of termination shall automatically terminate and lapse 90 calendar days after such date of termination; provided, however, that such Options which are not exercisable on the date of termination shall in no event become exercisable unless the registered owner is re-employed by the Company prior to the date on which such Options terminate and lapse.

(f)  Misconduct.  In the event that an Optionee has (i) used for profit or disclosed to unauthorized persons, confidential information or trade secrets of the Company, (ii) breached any contract with or violated any fiduciary obligation to the Company, (iii) engaged in unlawful trading in the securities of PepsiCo or of another company based on information gained as a result of that Optionee’s employment with the Company, or (iv) committed a felony or other serious crime, then that Optionee shall forfeit all rights to any unexercised Options granted under the Plan and all of that Optionee’s outstanding Options shall automatically terminate and lapse, unless the Committee shall determine otherwise.

(g)  Nontransferability of Options.  During an Optionee’s lifetime, his or her Options shall not be transferable and shall only be exercisable by the Optionee, and any purported transfer shall be null and void. No Option shall be transferable other than by will or the laws of descent and distribution.

(h)  Effect of a Change in Control.  Notwithstanding anything to the contrary in this Plan, at the date of a Change in Control, all outstanding and unvested Options granted under the Plan shall immediately vest and become exercisable, and all Options then outstanding under the Plan shall remain outstanding in accordance with their terms. In the event that any Option granted under the Plan becomes unexercisable during its term on or after a Change in Control because: (i) the individual who holds such Option is involuntarily terminated (other than for cause) within two (2) years after the Change in Control; (ii) such Option is terminated or adversely modified; or (iii) PepsiCo Common Stock is no longer issued and outstanding, or no longer traded on a national securities exchange, then the holder of such Option shall immediately be entitled to receive a lump sum cash payment equal to the greater of (x) the gain on such Option or (y) the Black-Scholes value of such Option (as determined by a nationally recognized independent investment banker chosen by PepsiCo), in either case calculated on the date such Option becomes unexercisable. For purposes of the preceding sentence, the gain on an Option shall be calculated as the difference between the closing price per share of PepsiCo Common Stock as of the date such Option becomes unexercisable less the Option Exercise Price of such Option. Any amount required to be paid pursuant to this Section 6(h) shall be paid within twenty (20) days after the date such amount becomes payable.

7.    Amendment.  The Committee (or the Chairman and Chief Executive Officer of PepsiCo, if a delegation of authority is in effect) may, at any time, amend, suspend or terminate the Plan, in whole or in part, provided that no such action shall adversely affect any rights or obligations with respect to any grants theretofore made hereunder. The Committee may amend the terms and conditions of outstanding Options, provided, however, that (i) no such amendment shall be adverse to the holders of the Options, (ii) no such amendment shall extend the period for exercise of an Option, and (iii) the amended terms of the Option would be permitted under this Plan.

8.    Foreign Employees.  Without amending the Plan, the Committee may grant Options to eligible employees who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries in which the Company operates or has employees.

9.    Registration, Listing and Qualification of Shares.  Each Option shall be subject to the requirement that if at any time the Committee shall determine that the registration, listing or qualification of the shares covered thereby upon any securities exchange or under any foreign, federal, state or local law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the purchase of shares thereunder, no such Option may be exercised unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any person exercising an Option shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements.

10.    Buy Out of Option Gains.  At any time after any Stock Option becomes exercisable, the Committee shall have the right to elect, in its sole discretion and without the consent of the holder thereof, to cancel such Option and to cause PepsiCo to pay to the Optionee the excess of the Fair Market Value of the shares of Common Stock covered by such Option over the Option Exercise Price of such Option at the date the Committee provides written notice (the “Buy Out Notice”) of its intention to exercise such right. Buy outs pursuant to this provision shall be effected by PepsiCo as promptly as possible after the date of the Buy Out Notice. Payments of buy out amounts may be made in cash, in shares of Common Stock, or partly in cash and partly in Common Stock, as the Committee deems advisable. To the extent payment is made in shares of Common Stock, the number of shares shall be determined by dividing the amount of the payment to be made by the Fair Market Value of a share of Common Stock at the date of the Buy Out Notice. In no event shall PepsiCo be required to deliver a fractional share of Common Stock in satisfaction of this buy out provision. Payments of any such buy out amounts shall be made net of any applicable foreign, federal (including FICA), state and local withholding taxes.

11.    Adjustment for Change in Stock Subject to Plan.  In the event of any change in the outstanding shares of Common Stock by reason of any stock split, stock dividend, recapitalization, spin-off, merger, consolidation, combination or exchange of shares or other similar corporate change, such equitable adjustments may be made in the Plan and the Options granted hereunder as the Committee determines are necessary or appropriate, including, if necessary, an adjustment in the number of shares and Option Exercise Prices per share applicable to Options then outstanding and in the number of shares which are reserved for issuance under the Plan. Any such adjustment shall be conclusive and binding for all purposes of the Plan.

12.    No Rights to Options or Employment.  No employee or other person shall have any claim or right to be granted an Option under the Plan. Having received an Option under the Plan shall not give an employee any right to receive any other grant under the Plan. An Optionee shall have no rights to or interest in any Option except as set forth herein. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company.

13.    Rights as Shareholder.  An Optionee under the Plan shall have no rights as a holder of Common Stock with respect to Options granted hereunder, unless and until certificates for shares of Common Stock are issued to such Optionee.

14.    Other Actions.  This Plan shall not restrict the authority of the Committee or of PepsiCo, for proper corporate purposes, to grant or assume stock options, other than under the Plan, to or with respect to any employee or other person.

15.    Costs and Expenses.  Except as provided in Sections 6 and 10 hereof with respect to taxes and except for certain other fees and commissions related to the exercise of options, the costs and expenses of administering the Plan shall be borne by PepsiCo and shall not be charged to any grant nor to any employee receiving a grant.

16.    Plan Unfunded.  The Plan shall be unfunded. Except for reserving a sufficient number of authorized shares to the extent required by law to meet the requirements of the Plan, PepsiCo shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the delivery of PepsiCo Common Stock upon exercise of any Option granted under the Plan.

17.    Governing Law.  This Plan shall be governed by and construed in accordance with the laws of the State of North Carolina.

18.    Effectiveness and Duration of the Plan.  This Plan was initially effective on July 1, 1989 and was last amended and restated effective as of August 3, 2001. No Option shall be granted hereunder after December 31, 2008.

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